FOR IMMEDIATE RELEASE

FERRO ANNOUNCES FIRST QUARTER 2005 UNAUDITED FINANCIAL RESULTS

• Company achieves sequential operational improvements

•	Pricing and cost reduction initiatives drive improved operating profits

•	Polymer Additives business records best profit performance since second quarter 2002

•	Company expects sequential performance improvement in second quarter 2005

CLEVELAND, Ohio – April 26, 2005 – Ferro Corporation (NYSE:FOE) announced today that net sales for the first quarter ended March 31, 2005 were $452.5 million. Net income for the period was $0.9 million or $0.01 on a fully diluted earnings per share basis. The results included after-tax charges of $4.9 million, primarily related to the previously announced restructuring program to reduce global overhead ($3.2 million) and costs associated with the accounting investigation and restatement process ($1.7 million). Without these one-time charges the Company’s net income would have been $5.9 million or $0.13 per share. The Company also had a favorable tax rate in the quarter resulting from its mix of income by subsidiary and a relatively low level of dividends repatriated.

Net sales benefited from continued strong demand in Asia Pacific, Latin America and North America as well as from the continued strength of the euro and increased product pricing implemented in 2004 and during the first quarter. Sales were adversely affected by continued weakness in the electronic materials business. As previously announced, customers’ inventory adjustments have negatively impacted demand for electronic materials, though it is anticipated that the business will improve in the second quarter. The Company continues to see strength in the construction and packaging, Pharmaceutical and Fine Chemicals, container glass products and tile markets. Conversely, there is a softening in certain durable goods markets, including North American automotive and appliances.

Operating results in the quarter reflected the generally positive conditions noted above. Consolidated gross margin improved to 20.7% of sales including one-time items that negatively affected gross margin by 0.3 percentage points. SG&A expenses totaled $79.0 million or 17.5% of sales, including the restructuring and other one-time charges of $3.6 million, or 0.8% of sales. These results indicate that the pricing initiatives and cost-reduction programs are gaining traction. As anticipated, the Polymer Additives business had a very strong quarter, with sequentially higher sales and substantially improved profitability.

Total debt at the end of the quarter was $526.2 million, an increase of $23.7 million in the quarter. The increase was primarily caused by working capital increases to support increased sales in the first and second quarters.

Hector R. Ortino, chairman and chief executive officer, commented, “First quarter operating results were in line with our expectations and demonstrate we are making rapid progress on improving the Company’s performance. The positive trends shown in the first quarter are expected to accelerate in the second quarter, improving profits significantly. We will continue to take action across the Company to further improve operating results through aggressive marketing tactics and operational improvement programs such as lean manufacturing and supply chain management while continuing to invest in growth opportunities.”

Segment Results – First Quarter 2005

Sales for the Performance Materials segment were $284.5 million for the first quarter, while segment income was $18.5 million. Sales benefited from price increases and the strength of the container glass and construction markets, offset by weak demand for electronic materials. Segment income benefited from increased pricing and operational improvements offset by the demand problems noted in the semi-conductor market.

Sales for the Performance Chemicals segment were $168.0 million for the first quarter, while segment income was $9.8 million. The revenue in the quarter reflects increased pricing, continued strength in construction markets, and strong demand for pharmaceutical and fine chemicals offerings. Profitability for the segment benefited from the substantial improvement in the Polymer Additives business.

Outlook

Order patterns during the first few weeks of the second quarter indicate sequential sales improvement, with the most significant improvement coming in the Electronic Materials business. As demand for electronic materials increases, the Company expects consolidated gross profit to expand. This improvement, coupled with benefits of pricing initiatives and cost reduction actions, should contribute substantial improvement in earnings. For the second quarter, the Company projects sales of between $480 and $490 million, with earnings per share between $0.25 to $0.30. This estimate does not include the cost of the ongoing accounting investigation.

Commenting on the outlook Ortino stated, “We are making progress on implementing our profitability-enhancement programs: increasing pricing, managing discretionary spending and taking actions to streamline operations and reduce administrative costs. Our progress to date is illustrated in our operating results for the first quarter and the significant turnaround in the Polymer Additives business. We are on track to provide continued improved earnings in 2005.”

Conference Call

The Company will host a conference call to discuss unaudited quarterly results and general business outlook tomorrow, April 27, at 11:00 a.m. Eastern time. If you wish to participate in the call, dial (800) 779-9977 if calling from the United States or Canada, or dial (630) 395-0034 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, Tom Gannon. Please call the assigned number approximately 10 minutes before the conference call is scheduled to begin.

A replay of the call will be available from 1:00 p.m. Eastern time on April 27 until 11 p.m. Eastern time on May 4. To access the replay, dial (866) 353-3067 if calling from the United States or Canada, or dial (203) 369-0087 if calling from outside North America. The call will also be broadcast live over the internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed on the Company’s Web site at http://www.ferro.com.

Cautionary Note on Unaudited and Forward-Looking Statements

The financial information in this release has not been reviewed by Ferro’s independent auditors, KPMG, LLP, due to the ongoing restatement process relating to calendar year 2003 and the first quarter of 2004. Pending completion of the restatement process, it is possible that additional adjustments of financial results could be identified. In addition, certain statements contained in this press release and in future filings with the Securities and Exchange Commission reflect the Company’s expectations with respect to future performance and may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	The possible outcomes of the restatement process that could result in additional adjustments of the financial results;

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Continued access to capital, primarily in the United States capital markets, and any restrictions or encumbrances placed on the Company or its assets by current or future financing arrangements or rating agency downgrades;

•	Changes in customer requirements, markets or industries the Company serves;

•	Changes in the prices of major raw materials or sources of energy;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates; and

•	Political or economic instability as a result of acts of war, terrorism or otherwise.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

About Ferro Corporation
Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of $1.8 billion in 2004. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com or contact Tom Gannon, 216-875-6205.

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Condensed Consolidated Statements of Income
Ferro Corporation and Subsidiaries
UNAUDITED
Three Months Ended
(Dollars in Thousands, except per share amounts)	March 31, 2005

Net Sales	$452,481
Cost of Sales	358,792
Selling, Administrative and General Expenses	79,003
Other Charges:
Interest Expense	9,294
Net Foreign Currency Loss	406
Other Expense — Net	5,265

Loss Before Taxes	(279)
Income Tax Benefit	(1,214)

Net Income	935
Dividend on Preferred Stock	387

Net Income Available to Common Shareholders	$548
Per Common Share Data:
Basic	$0.01
Diluted	$0.01
Shares Outstanding:
Average Outstanding	42,280,777
Average Diluted	42,315,116
Actual End of Period	42,376,076

Condensed Consolidated Balance Sheet
Ferro Corporation and Subsidiaries
March 31, 2005
UNAUDITED
(Dollars in Thousands)
ASSETS	March 31, 2005

Current Assets:
Cash and Cash Equivalents	$15,746
Net Receivables	192,281
Inventories	234,073
Other Current Assets	202,910

Total Current Assets	$645,010
Net Property, Plant & Equipment	566,400
Unamortized Intangible Assets	415,479
Other Assets	134,642

$1,761,531

LIABILITIES

Current Liabilities:
Notes and Loans Payable	$10,241
Accounts Payable, Trade	255,350
Other Current Liabilities	122,758

Total Current Liabilities	$388,349
Long — Term Debt	514,944
Other Liabilities	328,999
Shareholders’ Equity	529,239

$1,761,531

Ferro Corporation and Subsidiaries
Segment Data (Unaudited)
Three Months Ended
(Dollars in Thousands)	March 31, 2005

Segment Sales
Performance Materials	$284,484
Performance Chemicals	167,997
Total	$452,481
Segment Income
Performance Materials	$18,478
Performance Chemicals	9,794
Total	$28,272
Geographic Sales
United States	$220,769
International	231,712
$452,481